Exhibit 99.1
The J.M. Smucker Co. Announces Fiscal 2021 Fourth Quarter Results
ORRVILLE, Ohio, June 3, 2021 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the fourth quarter of its 2021 fiscal year ending April 30, 2021. Financial results for the fourth quarter and fiscal year reflect the divestiture of the Crisco® business on December 1, 2020, and the divestiture of the Natural Balance® business on January 29, 2021. All comparisons are to the fourth quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales decreased $171.8 million, or 8 percent. Net sales excluding divestitures and foreign currency exchange decreased 3 percent, driven by lapping consumer stock-up purchasing resulting from the COVID-19 pandemic in the prior year, partially offset by continued elevated at-home consumption.
•For the full year, net sales were $8.0 billion, an increase of 3 percent. Net sales excluding divestitures and foreign currency exchange increased 5 percent.
•Net income per diluted share for the quarter was $1.35. Adjusted earnings per share was $1.89, a decrease of 26 percent.
•For the full year, net income per diluted share was $7.79. Adjusted earnings per share was $9.12, an increase of 4 percent.
•Cash from operations was $291.0 million compared to $287.7 million in the prior year. Free cash flow was $183.0 million in the quarter and $1,258.3 million for the full year.
•Return of capital to shareholders, including cash dividends and share repurchases, was $272.7 million in the quarter and $1.1 billion for the full year.
•The Company provided its fiscal 2022 outlook, with an expected net sales decrease of 2 to 3 percent, adjusted earnings per share to range from $8.70 to $9.10, and free cash flow of $900 million.
CHIEF EXECUTIVE OFFICER REMARKS
“Our fourth quarter and full-year results demonstrate the continued execution of our strategy, as we delivered net sales, adjusted earnings per share, and free cash flow above our expectations, with significant investment in our brands and gaining market share in several of our key categories,” said Mark Smucker, President and Chief Executive Officer. “Our strong financial results reflect sustained elevated demand for at-home food and coffee consumption and consumers' desire for our trusted and iconic brands. Fiscal year 2021 marked another year of progress strengthening our financial position, with earnings growth and cash generation enabling debt reduction and return of cash to our shareholders.”
“Looking ahead to fiscal year 2022, we are focused on building upon the momentum and exceptional results we delivered this year, advancing our consumer-centric growth strategy, and supporting our talented employees who have been instrumental to our success. I am confident the investments we have made in our businesses and the increased agility and flexibility we developed during the past year will enable us to continue driving sustainable growth and shareholder value.”

FOURTH QUARTER CONSOLIDATED RESULTS

	Three Months Ended April 30,
	2021	2020	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,920.2	$2,092.0	(8)%

Operating income	$238.7	$346.7	(31)%
Adjusted operating income	311.6	431.2	(28)%

Net income per common share – assuming dilution	$1.35	$1.98	(32)%
Adjusted earnings per share – assuming dilution	1.89	2.57	(26)%

Weighted-average shares outstanding – assuming dilution	108.9	114.0	(4)%

Net Sales
Net sales decreased 8 percent. Excluding noncomparable net sales of $123.9 million for the divested Crisco® and Natural Balance® businesses, as well as $8.3 million of favorable foreign currency exchange, net sales decreased $56.2 million, or 3 percent.
The decrease in comparable net sales was primarily driven by a 4 percentage point decline from volume/mix attributable to the Company's U.S. Retail Pet Food segment and International operating segment. Favorable net price realization increased net sales by 1 percentage point, primarily driven by the U.S. Retail Consumer Foods and U.S. Retail Pet Food segments.
Operating Income
Gross profit decreased $52.7 million, or 7 percent, driven by the decreased contribution from volume/mix, the noncomparable impact of the Crisco® and Natural Balance® divestitures, and higher costs, partially offset by a favorable change in unallocated derivative gains and losses, as compared to the prior year, and higher net pricing. Operating income decreased $108.0 million, or 31 percent, primarily driven by the decrease in gross profit, a $37.7 million increase in selling, distribution, and administrative ("SD&A") expenses attributable to increased marketing expense, and higher other special project costs.
Adjusted gross profit decreased $79.4 million, or 10 percent, with the difference from generally accepted accounting principles ("GAAP") results being the exclusion of unallocated derivative gains and losses and special project costs. Adjusted operating income decreased $119.6 million, or 28 percent, primarily reflecting the further exclusion of other special project costs.
Interest Expense, Other Income (Expense), and Income Taxes
Net interest expense decreased $3.2 million, primarily as a result of reduced debt due to net repayments of $866.4 million during the fiscal year.
The effective income tax rate was 24.0 percent, compared to 24.2 percent in the prior year. On a non-GAAP basis, the adjusted effective income tax rate was 23.3 percent, compared to 23.4 percent in the prior year. The GAAP effective income tax rate is higher than the adjusted effective income tax rate in the current year, primarily due to incremental income tax expense recorded in the fourth quarter associated with the divested Crisco® business.

Cash Flow and Debt
Cash provided by operating activities was $291.0 million, compared to $287.7 million in the prior year, primarily reflecting a favorable benefit from lapping the settlement of interest rate contracts in the prior year, offset by an increase in cash required to fund working capital, as compared to the prior year, and a decrease in net income adjusted for noncash items. Free cash flow was $183.0 million, compared to $211.3 million in the prior year, as the increase in cash provided by operating activities was more than offset by a $31.6 million increase in capital expenditures. Net debt repayments in the quarter totaled $84.0 million.
The Company repurchased 1.3 million common shares for $150.0 million. In total, repurchases of 1.5 million shares settled in the fourth quarter for $174.3 million, inclusive of 0.2 million shares repurchased in the third quarter.
FULL-YEAR OUTLOOK
The Company provided its full-year fiscal 2022 guidance as summarized below:

Net sales change vs prior year	(3)% - (2)%
Adjusted earnings per share	$8.70 - $9.10
Free cash flow (in millions)	$900
Capital expenditures (in millions)	$380
Adjusted effective tax rate	24.0%
The pandemic and related implications, along with cost inflation and volatility in supply chains, continue to impact financial results and cause uncertainty and risk for the fiscal year 2022 outlook. Any manufacturing or supply chain disruption, as well as changes in consumer mobility and purchasing behavior, retailer inventory levels, and macroeconomic conditions could materially impact actual results. While the broader outlook remains uncertain, the Company continues to focus on managing the elements it can control, including taking the necessary steps to minimize the impact of cost inflation and any business disruption. This guidance reflects performance expectations based on the Company's current understanding of the environment.
Net sales are expected to decrease 2 to 3 percent compared to the prior year, which incorporates an impact of $355.6 million related to the divested Crisco® and Natural Balance® businesses. On a comparable basis, net sales are expected to increase approximately 2 percent at the mid-point of the net sales guidance range, reflecting a deceleration in at-home consumption trends, more than offset by higher net pricing across multiple categories primarily to recover higher costs, continued double-digit net sales growth for the Smucker's® Uncrustables® brand, and a recovery in away from home channels.
Adjusted earnings per share is expected to range from $8.70 to $9.10, based on 108.3 million shares outstanding. Earnings guidance reflects the decrease in net sales and adjusted gross profit margin to range from 37.0 to 37.5 percent, SD&A expenses down approximately 4 percent compared to the prior year, and an adjusted effective tax rate of 24.0 percent. Free cash flow is expected to be approximately $900 million, with capital expenditures of $380 million.

FOURTH QUARTER SEGMENT RESULTS
Dollar amounts in the segment tables below are reported in millions.
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY21 Q4 Results	$674.6	$101.7	15.1%
Increase (decrease) vs prior year	(12)%	(32)%	-440bps
Net sales decreased $93.2 million, or 12 percent. Excluding $52.2 million of noncomparable net sales in the prior year related to the divested Natural Balance® business, net sales decreased $41.0 million, or 6 percent. Volume/mix reduced net sales by 6 percentage points, primarily driven by declines for the Rachael Ray® Nutrish®, Kibbles 'n Bits®, Nature's Recipe®, and Meow Mix® brands. Net price realization increased net sales by 1 percentage point.
Segment profit decreased $47.9 million, primarily reflecting the reduced contribution from volume/mix, a $18.9 million increase in marketing investments excluding the divested Natural Balance® business, and higher costs, partially offset by higher pricing.
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY21 Q4 Results	$583.1	$173.7	29.8%
Increase (decrease) vs prior year	—	(9)%	-290bps
Net sales increased $1.5 million. Volume/mix and net price realization were each neutral, as volume/mix increases for the Dunkin'™ and Café Bustelo® brands were offset by a decline for the Folgers® brand.
Segment profit decreased $16.4 million, primarily due to a $12.9 million increase in marketing investments.
U.S. Retail Consumer Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY21 Q4 Results	$419.8	$94.8	22.6%
Increase (decrease) vs prior year	(13)%	(29)%	-510bps
Net sales decreased $60.7 million, or 13 percent. Excluding $65.0 million of noncomparable net sales in the prior year related to the divested Crisco® business, net sales increased $4.3 million, or 1 percent. Net price realization increased sales by 4 percentage points, primarily reflecting the impact of a peanut butter list price increase taken in the second quarter. Volume/mix reduced net sales by 3 percentage points, primarily driven by declines for Smucker's® fruit spreads and Jif® peanut butter, partially offset by an increase for Smucker's® Uncrustables® frozen sandwiches.
Segment profit decreased $38.3 million, primarily reflecting the noncomparable segment profit in the prior year related to the divested Crisco® business, higher costs, and a $14.2 million increase in marketing investments, partially offset by higher net price realization.

International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY21 Q4 Results	$242.7	$29.2	12.0%
Increase (decrease) vs prior year	(7)%	(30)%	-390bps
Net sales decreased $19.4 million. Excluding $6.7 million of noncomparable net sales in the prior year related to the divested Crisco® business, net sales decreased $12.7 million, or 5 percent, primarily reflecting a 15 percent decline for the Company's International operating segment, partially offset by net sales growth of 7 percent for the Away From Home operating segment. Volume/mix for the combined businesses reduced net sales by 9 percentage points, primarily driven by declines for flour and baking, fruit spreads, and coffee, partially offset by an increase for portion control products in away from home channels. Foreign currency exchange contributed 3 percentage points, and net price realization was neutral.
Segment profit decreased $12.5 million, primarily reflecting the decline from volume/mix, partially offset by the favorable impact of net pricing and costs and favorable foreign currency exchange.
Conference Call
The Company will conduct an earnings conference call and webcast today, June 3, 2021, beginning at 8:30 a.m. Eastern time. Speaking on the call will be Mark Smucker, President and Chief Executive Officer, and Tucker Marshall, Chief Financial Officer. To access the webcast, please visit investors.jmsmucker.com.
The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the impact of the COVID-19 pandemic on the Company’s business, industry, suppliers, customers, consumers, employees, and communities, particularly with respect to the Company's Away From Home business; disruptions or inefficiencies in the Company’s operations or supply chain, including any impact of the COVID-19 pandemic; the ability to achieve cost savings related to the Company's restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment, dividend payments, and share repurchases; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms, including any impact of the COVID-19 pandemic; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's products or its competitors' products; the impact of accidents, extreme weather, natural disasters, and pandemics (such as COVID-19); the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the Company’s ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J.M. Smucker Co.
Each generation of consumers leaves their mark on culture by establishing new expectations for food and the companies that make it. At The J.M. Smucker Co., it is our privilege to be at the heart of this dynamic with a diverse portfolio that appeals to each generation of people and pets and is found in nearly 90 percent of U.S. homes and countless restaurants. This includes a mix of iconic brands consumers have always loved such as Folgers®, Jif®, and Milk-Bone® and new favorites like Café Bustelo®, Smucker's® Uncrustables®, and Rachael Ray® Nutrish®. By continuing to immerse ourselves in consumer preferences and acting responsibly, we will continue growing our business and the positive impact we have on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for the following, which are used under license: Dunkin'™ is a trademark of DD IP Holder LLC, and Rachael Ray® is a trademark of Ray Marks II LLC.

The Dunkin'™ brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores. This information does not pertain to products for sale in Dunkin'™ restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Abbey Linville, Vice President, Communications

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income

	Three Months Ended April 30,			Year Ended April 30,
	2021	2020	% Increase (Decrease)	2021	2020	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,920.2	$2,092.0	(8)%	$8,002.7	$7,801.0	3%
Cost of products sold	1,184.5	1,303.6	(9)%	4,864.0	4,799.0	1%
Gross Profit	735.7	788.4	(7)%	3,138.7	3,002.0	5%
Gross margin	38.3%	37.7%		39.2%	38.5%

Selling, distribution, and administrative expenses	411.1	373.4	10%	1,523.1	1,474.3	3%
Amortization	56.9	59.9	(5)%	233.0	236.3	(1)%
Other intangible assets impairment charges	3.8	—	n/m	3.8	52.4	(93)%
Other special project costs	19.0	6.6	n/m	20.7	16.5	25%
Other operating expense (income) – net	6.2	1.8	n/m	(28.7)	(0.6)	n/m
Operating Income	238.7	346.7	(31)%	1,386.8	1,223.1	13%
Operating margin	12.4%	16.6%		17.3%	15.7%

Interest expense – net	(42.4)	(45.6)	(7)%	(177.1)	(189.2)	(6)%
Other income (expense) – net	(3.0)	(2.7)	11%	(37.8)	(7.2)	n/m
Income Before Income Taxes	193.3	298.4	(35)%	1,171.9	1,026.7	14%
Income tax expense	46.3	72.1	(36)%	295.6	247.2	20%
Net Income	$147.0	$226.3	(35)%	$876.3	$779.5	12%

Net income per common share	$1.35	$1.98	(32)%	$7.79	$6.84	14%

Net income per common share – assuming dilution	$1.35	$1.98	(32)%	$7.79	$6.84	14%

Dividends declared per common share	$0.90	$0.88	2%	$3.60	$3.52	2%

Weighted-average shares outstanding	108.9	114.0	(4)%	112.4	114.0	(1)%

Weighted-average shares outstanding – assuming dilution	108.9	114.0	(4)%	112.4	114.0	(1)%

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	April 30, 2021	April 30, 2020
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$334.3	$391.1
Trade receivables – net	533.7	551.4
Inventories	959.9	895.3
Other current assets	113.8	134.9
Total Current Assets	1,941.7	1,972.7

Property, Plant, and Equipment – Net	2,001.5	1,969.4

Other Noncurrent Assets
Goodwill	6,023.6	6,304.5
Other intangible assets – net	6,041.2	6,429.0
Other noncurrent assets	276.2	294.8
Total Other Noncurrent Assets	12,341.0	13,028.3
Total Assets	$16,284.2	$16,970.4

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,034.1	$782.0
Current portion of long-term debt	1,152.9	—
Short-term borrowings	82.0	248.0
Other current liabilities	598.5	557.1
Total Current Liabilities	2,867.5	1,587.1

Noncurrent Liabilities
Long-term debt, less current portion	3,516.8	5,373.3
Other noncurrent liabilities	1,775.1	1,819.1
Total Noncurrent Liabilities	5,291.9	7,192.4

Total Shareholders’ Equity	8,124.8	8,190.9
Total Liabilities and Shareholders’ Equity	$16,284.2	$16,970.4

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended April 30,		Year Ended April 30,
	2021	2020	2021	2020
	(Dollars in millions)
Operating Activities
Net income	$147.0	$226.3	$876.3	$779.5
Adjustments to reconcile net income to net cash provided by (used for) operations:
Depreciation	57.8	53.5	219.5	210.2
Amortization	56.9	59.9	233.0	236.3
Other intangible assets impairment charges	3.8	—	3.8	52.4
Pension settlement loss (gain)	4.7	0.1	35.5	0.1
Share-based compensation expense	7.8	7.0	28.7	26.8
Gain on divestitures – net	1.9	—	(25.3)	—
Deferred income tax expense (benefit)	(13.9)	7.6	(13.9)	7.6
Loss on disposal of assets – net	4.6	3.2	7.1	13.0
Other noncash adjustments – net	2.7	2.0	11.8	8.1
Settlement of interest rate contracts	—	(239.8)	—	(239.8)
Defined benefit pension contributions	(7.9)	(4.0)	(13.1)	(5.1)
Changes in assets and liabilities, net of effect from acquisition and divestitures:
Trade receivables	72.4	(75.8)	22.0	(49.1)
Inventories	(59.5)	60.6	(110.4)	12.6
Other current assets	(34.9)	(22.7)	(34.0)	(15.7)
Accounts payable	118.2	169.3	260.9	181.6
Accrued liabilities	(32.7)	3.4	56.0	48.0
Income and other taxes	(37.7)	47.4	(17.6)	6.5
Other – net	(0.2)	(10.3)	24.7	(18.2)
Net Cash Provided by (Used for) Operating Activities	291.0	287.7	1,565.0	1,254.8

Investing Activities
Additions to property, plant, and equipment	(108.0)	(76.4)	(306.7)	(269.3)
Proceeds from divestitures – net	(5.3)	—	564.0	—
Other – net	5.3	(17.5)	53.8	(2.2)
Net Cash Provided by (Used for) Investing Activities	(108.0)	(93.9)	311.1	(271.5)

Financing Activities
Short-term borrowings (repayments) – net	(84.0)	(63.2)	(166.4)	(185.8)
Proceeds from long-term debt	—	798.2	—	798.2
Repayments of long-term debt	—	(500.0)	(700.0)	(900.0)
Quarterly dividends paid	(98.4)	(100.1)	(403.2)	(396.8)
Purchase of treasury shares	(174.3)	0.1	(678.4)	(4.2)
Proceeds from stock option exercises	3.8	0.1	4.5	7.1
Other – net	(0.4)	(7.7)	(0.4)	(7.2)
Net Cash Provided by (Used for) Financing Activities	(353.3)	127.4	(1,943.9)	(688.7)
Effect of exchange rate changes on cash	3.1	(4.5)	11.0	(4.8)
Net increase (decrease) in cash and cash equivalents	(167.2)	316.7	(56.8)	289.8
Cash and cash equivalents at beginning of period	501.5	74.4	391.1	101.3
Cash and Cash Equivalents at End of Period	$334.3	$391.1	$334.3	$391.1

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended April 30,				Year Ended April 30,
	2021	% of Net Sales	2020	% of Net Sales	2021	% of Net Sales	2020	% of Net Sales
	(Dollars in millions)
Net sales	$1,920.2		$2,092.0		$8,002.7		$7,801.0
Selling, distribution, and administrative expenses:
Marketing	159.1	8.3%	119.5	5.7%	534.2	6.7%	496.2	6.4%
Selling	53.0	2.8%	58.5	2.8%	237.0	3.0%	246.5	3.2%
Distribution	68.5	3.6%	72.9	3.5%	275.9	3.4%	280.4	3.6%
General and administrative	130.5	6.8%	122.5	5.9%	476.0	5.9%	451.2	5.8%
Total selling, distribution, and administrative expenses	$411.1	21.4%	$373.4	17.8%	$1,523.1	19.0%	$1,474.3	18.9%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended April 30,		Year Ended April 30,
	2021	2020	2021	2020
	(Dollars in millions)
Net sales:
U.S. Retail Pet Foods	$674.6	$767.8	$2,844.5	$2,869.5
U.S. Retail Coffee	583.1	581.6	2,374.6	2,149.5
U.S. Retail Consumer Foods	419.8	480.5	1,835.7	1,731.7
International and Away From Home	242.7	262.1	947.9	1,050.3
Total net sales	$1,920.2	$2,092.0	$8,002.7	$7,801.0

Segment profit:
U.S. Retail Pet Foods	$101.7	$149.6	$487.0	$552.7
U.S. Retail Coffee	173.7	190.1	769.1	691.0
U.S. Retail Consumer Foods	94.8	133.1	472.5	389.7
International and Away From Home	29.2	41.7	124.1	173.4
Total segment profit	$399.4	$514.5	$1,852.7	$1,806.8
Amortization	(56.9)	(59.9)	(233.0)	(236.3)
Other intangible assets impairment charges	(3.8)	—	(3.8)	(52.4)
Gain on divestitures – net	(1.9)	—	25.3	—
Interest expense – net	(42.4)	(45.6)	(177.1)	(189.2)
Unallocated derivative gains (losses)	12.1	(18.0)	93.6	19.6
Cost of products sold – special project costs	(3.4)	—	(3.4)	—
Other special project costs	(19.0)	(6.6)	(20.7)	(16.5)
Corporate administrative expenses	(87.8)	(83.3)	(323.9)	(298.1)
Other income (expense) – net	(3.0)	(2.7)	(37.8)	(7.2)
Income before income taxes	$193.3	$298.4	$1,171.9	$1,026.7

Segment profit margin:
U.S. Retail Pet Foods	15.1%	19.5%	17.1%	19.3%
U.S. Retail Coffee	29.8%	32.7%	32.4%	32.1%
U.S. Retail Consumer Foods	22.6%	27.7%	25.7%	22.5%
International and Away From Home	12.0%	15.9%	13.1%	16.5%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding divestitures and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, and impairment charges related to intangible assets (“EBITDA (as adjusted)”); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors' understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; divestiture, acquisition, integration, and restructuring costs (“special project costs”); gains and losses related to the sale of a business; unallocated gains and losses on commodity and foreign currency exchange derivatives (“unallocated derivative gains and losses”); and other one-time items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results, such as the permanent tax impacts associated with the Crisco® and Natural Balance® divestitures, can significantly impact the adjusted effective income tax rate.
These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the “Unaudited Non-GAAP Financial Measures” tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal 2022 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,				Year Ended April 30,
	2021	2020	Increase (Decrease)	%	2021	2020	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$1,920.2	$2,092.0	($171.8)	(8)%	$8,002.7	$7,801.0	$201.7	3%
Crisco® divestiture	—	(71.7)	71.7	3	—	(112.4)	112.4	1
Natural Balance® divestiture	—	(52.2)	52.2	2	—	(53.6)	53.6	1
Foreign currency exchange	(8.3)	—	(8.3)	—	(7.7)	—	(7.7)	—
Net sales excluding divestitures and foreign currency exchange	$1,911.9	$1,968.1	($56.2)	(3)%	$7,995.0	$7,635.0	$360.0	5%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2021	2020	2021	2020
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$735.7	$788.4	$3,138.7	$3,002.0
Unallocated derivative losses (gains)	(12.1)	18.0	(93.6)	(19.6)
Cost of products sold – special project costs	3.4	—	3.4	—
Adjusted gross profit	$727.0	$806.4	$3,048.5	$2,982.4
% of net sales	37.9%	38.5%	38.1%	38.2%

Operating income reconciliation:
Operating income	$238.7	$346.7	$1,386.8	$1,223.1
Amortization	56.9	59.9	233.0	236.3
Other intangible assets impairment charges	3.8	—	3.8	52.4
Gain on divestitures – net	1.9	—	(25.3)	—
Unallocated derivative losses (gains)	(12.1)	18.0	(93.6)	(19.6)
Cost of products sold – special project costs	3.4	—	3.4	—
Other special project costs	19.0	6.6	20.7	16.5
Adjusted operating income	$311.6	$431.2	$1,528.8	$1,508.7
% of net sales	16.2%	20.6%	19.1%	19.3%

Net income reconciliation:
Net income	$147.0	$226.3	$876.3	$779.5
Income tax expense	46.3	72.1	295.6	247.2
Amortization	56.9	59.9	233.0	236.3
Other intangible assets impairment charges	3.8	—	3.8	52.4
Gain on divestitures – net	1.9	—	(25.3)	—
Unallocated derivative losses (gains)	(12.1)	18.0	(93.6)	(19.6)
Cost of products sold – special project costs	3.4	—	3.4	—
Other special project costs	19.0	6.6	20.7	16.5
Other one-time items:
Pension plan termination settlement charges	1.7	—	29.6	—
Adjusted income before income taxes	$267.9	$382.9	$1,343.5	$1,312.3
Income taxes, as adjusted	62.4	89.5	318.5	313.2
Adjusted income	$205.5	$293.4	$1,025.0	$999.1

Weighted-average common shares outstanding	108.4	113.4	112.0	113.4
Weighted-average participating shares outstanding	0.5	0.6	0.4	0.6
Total weighted-average shares outstanding	108.9	114.0	112.4	114.0
Dilutive effect of stock options	—	—	—	—
Total weighted-average shares outstanding – assuming dilution	108.9	114.0	112.4	114.0

Adjusted earnings per share – assuming dilution	$1.89	$2.57	$9.12	$8.76

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2021	2020	2021	2020
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income	$147.0	$226.3	$876.3	$779.5
Income tax expense	46.3	72.1	295.6	247.2
Interest expense – net	42.4	45.6	177.1	189.2
Depreciation	57.8	53.5	219.5	210.2
Amortization	56.9	59.9	233.0	236.3
Other intangible assets impairment charges	3.8	—	3.8	52.4
EBITDA (as adjusted)	$354.2	$457.4	$1,805.3	$1,714.8
% of net sales	18.4%	21.9%	22.6%	22.0%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$291.0	$287.7	$1,565.0	$1,254.8
Additions to property, plant, and equipment	(108.0)	(76.4)	(306.7)	(269.3)
Free cash flow	$183.0	$211.3	$1,258.3	$985.5

The following tables provide a reconciliation of the Company's fiscal 2022 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2022
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$6.55	$6.95
Derivative gains (losses) – net (A)	0.43	0.43
Amortization	1.54	1.54
Other special project costs	0.18	0.18
Adjusted earnings per share	$8.70	$9.10

(A) As derivative gains and losses vary each quarter based on market conditions and derivative positions taken, the Company does not project derivative gains or losses on a forward-looking basis. Therefore, the forward-looking derivative gains (losses) in the table above reflect the net cumulative gains and losses already recognized in GAAP results as of April 30, 2021, that are expected to be allocated to non-GAAP results in future periods.

	Year Ending April 30, 2022
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,280
Additions to property, plant, and equipment	(380)
Free cash flow	$900